EXHIBIT 8.1

January 18, 2006

NovaStar Mortgage Funding Corporation

8140 Ward Parkway, Suite 300

Kansas City, Missouri 64114

Re:	Registration Statement

Ladies and Gentlemen:

We have acted as tax counsel to NovaStar Mortgage Funding Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement filed by the Company with the Securities and Exchange Commission today pursuant to the Securities Act of 1933.

The term “Prospectus” means the prospectus and each prospectus supplement included in the Registration Statement. The term “Registration Statement” means (i) the Registration Statement on Form S-3, as amended, including the exhibits thereto, at the time it is declared effective and (ii) any post-effective amendment filed and declared effective prior to the date of issuance of the asset-backed securities registered thereby (the “Securities”).

We have examined the question of whether the Prospectus accurately describes the tax treatment of the Securities described in the Prospectus. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service.

Our opinions are subject to the specific terms of each series of Securities to be set forth in one or more prospectus supplements to the prospectus included in the Registration Statement.

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

(1) The Securities, assuming they are issued in accordance with the Prospectus, will have the federal income tax treatment described in the Prospectus.

(2) We hereby adopt and confirm the statements in the Prospectus under the heading “Material Federal Income Tax Consequences” as they relate to federal income tax matters and to the extent that they constitute matters of law or legal conclusions with respect thereto.

This opinion is furnished by us as counsel to the Company. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP as tax counsel in the Registration Statement and the related Prospectus under the headings “Material Federal Income Tax Consequences” and “Legal Matters.”

Very truly yours,

/s/ DEWEY BALLANTINE LLP